                                                                    Exhibit 10.2
                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is made and entered into this 1st day of January, 1997, by and between Transportation Information Services, Inc., an Oklahoma corporation ("Employer"), and Richard A. Wimbish ("Employee").

                                R E C I T A L S:
                                ---------------

          A. T/SF Communications Corporation ("T/SF"), through its wholly-owned subsidiary, T/SF Investment Co. ("T/SFIC"), is the owner of 100% of the issued and outstanding capital stock of Employer.

          B. On November 18, 1996, T/SF announced that it had engaged Prudential Securities Incorporated to pursue a possible sale of or other transaction involving Employer.

          C. Employer and Employee now desire to enter into this Agreement in order to describe the terms of Employee's employment by Employer and provide for certain rights of Employee upon any change in control of Employer.

     In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

     1.   EMPLOYMENT.  Employer hereby employs Employee and Employee hereby
          ----------
accepts employment with Employer upon the terms and conditions hereinafter set forth.

     2.   TERM.  The term of this Agreement shall commence on the date hereof
          ----
and extend through December 31, 1998, unless sooner terminated as herein provided.

     3.   DUTIES.  Employee shall devote his full business time and attention
          ------
and best efforts to the business of Employer. Employee shall serve in the capacity and office of President of Employer with the duties usually incident to such office, including but not limited to the following:

          (a) The authority, responsibility and accountability to supervise, manage, lead and conduct all aspects of Employer's business;

          (b) Provide leadership, strategic direction and long-term planning;

          (c) Prepare and execute business plans for Employer's business covering each of 1997 and 1998;

          (d) Hire, fire, supervise and determine the compensation of all employees;

          (e) Ensure compliance with all applicable laws, regulations and corporate policies and ethical standards; and

          (f) Ensure integrity of financial reporting and information systems;

subject at all times to the direction of the Chief Executive Officer of Employer, the Board of Directors of Employer and the budgets and business plans approved (as such plans may be amended from time to time) by Employer's Board of Directors.

          4.  COMPENSATION.  As compensation for the performance by Employee of
              ------------
the duties specified herein and for the obligations of Employee under paragraph 7 hereof, Employee shall be paid the following during the term of this Agreement.

          (a) Base Salary.  Commencing on the date hereof and extending through
              -----------
     December 31, 1997, Employee shall receive a base salary of $13,750.00 per month ($165,000 annual rate). For the period January 1, 1998, through December 31, 1998, Employee shall receive a base salary of $14,583.33 per month ($175,000.00 annual rate).

          (b) Bonuses.  For each of 1997 and 1998, Employee shall be entitled to
              -------
     receive a bonus based on a plan which is consistent with the bonus plans applicable to Employee in previous years. A copy of the Plan for 1997 is attached as Exhibit "A" to this Agreement. The bonus plan for 1998 shall be designed on the same general guidelines (e.g. based on achieving improvements over 1997 with bonus payments to begin at the same approximate level of achievement of the target growth amounts, etc.) and be designed to yield a bonus not less than that earned in 1997 assuming that the improvement in operating income of Employer in 1998 is not less than the improvement in operating income of Employer in 1997 as compared to 1996.
     By execution hereof the parties acknowledge that Employee is subject to certain separate bonus plans related to "new initiatives" and attached as Exhibit "B-1" through "B-5" are the bonus plans relating to specific activities of Employer which are designed to yield income in the future and for which these separate bonus plans apply. The parties acknowledge that, by execution hereof, Employee has relinquished any right to a previously agreed-to bonus plan with respect to any future income of the Company's previous subsidiary, National Employment Screening Services, Inc.

          (c) Deductions.  All salary payments to Employee shall be made in
              -----------
     accordance with Employer's normal payroll practices and shall be made subject to normal deductions therefrom, including social security and withholding taxes.

          (d) Benefit Plans.  Employee shall be entitled to participate in
              --------------
     Employer's group medical and hospitalization insurance plan, and any other group insurance or general employee benefit plan provided by Employer, upon the same terms as all other employees of Employer (which may be changed by Employer at any time) or upon such other terms (but in no event less favorable than the terms in effect on the date hereof) as the Board of Directors of Employer may determine.

          5.   EXPENSES.  In addition to the compensation described above,
               --------
Employee shall be entitled to reimbursement of his actual out-of-pocket expenses incurred in the conduct of Employer's business (including, but not limited to, appropriate professional dues and travel and entertainment expenses related to the business of Employer), all of which expenses shall be

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

limited to ordinary and necessary items and which shall be supported by vouchers, receipts or similar documentation to the extent practicable and as required by law.

          6.  VACATIONS.  Employee shall be entitled to annual vacation, with
              ---------
pay, at such times as will not unduly interfere with or hamper the operation of Employer's business, as provided in and subject to Employer's normal vacation policies.

          7.  NONCOMPETITION.
              ---------------

               (a) Subject to the provisions of paragraph 8(e), at all times during the period beginning on the date hereof and ending on the date six months after Employee's termination of employment with Employer, Employee shall not, directly or indirectly, compete with Employer or own, operate, manage, have a proprietary interest in, extend financial assistance to, solicit, or encourage or handle patronage for or serve or be employed by any other company, firm or enterprise (other than Employer) which is then engaged in any business engaged in by Employer during Employee's employment with Employer, in any geographic area or market in which Employer operates or does business. Provided, however, that Employee may purchase or otherwise acquire up to two percent of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

               (b) The benefits of this paragraph 7 shall flow to and be enforceable by any of Employer, T/SF and/or Buyer, and their respective successors and permitted assigns. The parties hereto recognize that, because of the nature of the subject matter of this paragraph 7, it would be impractical and extremely difficult to determine Employee's and/or T/SF's or Buyer's actual damages in the event of a breach of any of such provisions. Accordingly, if Employee commits a breach, or threatens to commit a breach, of this paragraph, Employer and/or T/SF or any of their successors or permitted assigns shall give Employee written notice of such violation and if Employee has not cured such violation or otherwise ceased to act in violation of this paragraph 7 within twenty (20) days of the giving of such notice, Employer and/or T/SF or any of their successors or permitted assigns shall have the following rights and remedies:

                    (i) to have the provisions of this paragraph 7 specifically enforced, by injunctive or other equitable relief, by any court having equity jurisdiction, it being acknowledged and agreed by Employee that any such breach or threatened breach will cause irreparable injury to Employer and/or T/SF or their successors and permitted assigns and that an injunction may be issued against Employee to stop or prevent any such breach or threatened breach; and

                    (ii) concurrent with the above remedy, to discontinue any payments due to Employee under this Agreement.

     In the event that an action shall be instituted to specifically enforce Employee's obligations hereunder (or under paragraph 9 below), Employee shall, to the fullest extent permitted by

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

     applicable law, waive the defense that the party or parties seeking enforcement have an adequate remedy at law and shall interpose no opposition, legal or otherwise, as to the propriety of pursing specific performance as a remedy and shall not request any bonding for the issuance of the relief sought. It is agreed that the curing of such violation shall not prevent any party from seeking recovery of its actual damages resulting from such violation.

          8.  TERMINATION.  This Agreement may be terminated only as provided in
              -----------
paragraph 11D or upon the occurrence of one or more of the following events, and in the event of any such termination Employee shall receive under this Agreement only those amounts specifically set forth in this paragraph 8:

               (a) By Employer upon the permanent disability of Employee or his temporary disability for a period in excess of four (4) consecutive months, or six (6) months in any one year. "Disability" for this purpose shall be deemed to be any physical or mental disability rendering Employee unable to perform substantially all of his usual duties and responsibilities for Employer. The Disability of Employee will be determined by a medical doctor selected by written agreement of the Employer and the Employee upon the request of either party by notice to the other. If the Employer and Employee cannot agree on the selection of a medical doctor, each of them, within ten (10) days of written request by either Employer or Employee, will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Employee has a Disability. The determination of the medical doctor selected under this paragraph 8(a) will be binding on both parties. In the event of a termination pursuant to this subparagraph, Employee shall be entitled to such compensation and benefits as are provided in any long-term disability insurance policy or certificate, if any, covering Employee maintained by Employer and Employer shall continue the payment of Employee's base salary, at the monthly rate in effect as of the date of disability, for a period of not less than six
     (6) months from the date of the determination of the disability.

               (b) Upon Employee's death, in which event Employer shall be obligated to continue the payment of the base salary amount payable under paragraph 4 herein, at the monthly rate in effect as of the date of death, for six (6) months after the date of death. All such amounts shall be paid to Employee's estate or designated beneficiary.

               (c) Employee shall have the right to terminate his obligations under this Agreement in the event of the substantial breach of this Agreement by Employer (a "Substantial Breach", as defined in paragraph 8(e) below), in which case Employee shall be entitled to receive his base salary (as in effect at the time of the breach) for the remaining term of this Agreement, plus any amounts coming due under paragraph 11, as well as any other remedies available to Employee under law, equity or otherwise. To effect termination by reason of a Substantial Breach pursuant to paragraph 8(e) below, Employee must give written notice of such breach to Employer at the address and in the manner set forth in paragraph 12(g) below, specifying in reasonable detail the nature of the breach and the provision(s) of such paragraph 8(e) upon which the termination is based, and Employer shall have failed to cure such breach within thirty (30) days (ten (10) days in the case of a nonpayment breach) of its receipt of such notice.

               (d) By Employer by written notice for "cause." "Cause" for termination shall be limited to one or more of the following:

                    (i) Employee's material breach of his duties or obligations under the terms or provisions of this Agreement;

                    (ii) Employee's dishonesty (which dishonesty has a material adverse effect on the business, financial condition or net income of Employer), fraud, misappropriation or embezzlement in the course of, related to or connected with, the business of Employer;

                    (iii)  Employee's conviction of a felony; or

                    (iv) Employee's failure to devote his full business time, attention and best efforts to the business of Employer or related professional activities; provided, that Employee may spend personal time on or be involved (where such time spent or involvement does not prevent Employee from devoting his full business time, attention and best efforts to the business of Employer) with personal activities, investments or community affairs which don't conflict with other provisions of this Agreement.

     Prior to the termination of this Agreement by Employer pursuant to subparagraphs 8(d)(i) or (iv) above, Employer shall give written notice of its intent to terminate Employee, specifying in reasonable detail the nature of the breach and the provision(s) of the Agreement upon which the termination is based. Employee shall have thirty (30) days from the date of his receipt of such notice to cure the breach or breaches, and Employee's failure or inability to cure same shall give Employer the right to proceed with termination. The foregoing notice and curative provisions shall not apply to a termination under subparagraph 8(d)(i) by reason of a breach of any provision of paragraph 7 of this Agreement for which notice was given and the breach remained uncured after the thirty (30) days' notice period provided for in subparagraph 7(d) hereof. In the event of termination of this Agreement for any of the causes enumerated in this subparagraph (d), Employer's obligation to pay Employee shall be limited solely to the payment of (x) an amount equal to one (1) month's then current base salary (as of the date of termination), and (y) other accrued benefits (such as accrued vacation pay and accrued benefits under any retirement, savings or other employee benefit plans of Employer) through the date of such termination.

               (e) The termination of this Agreement for any reason shall not affect the provisions of paragraphs 7, 9 and 10 hereof, which shall remain in full force and effect, except as follows: in the event of the termination of this Agreement by Employee pursuant to paragraph 8(c) hereof Employee due to the Substantial Breach hereof by Employer, the provisions of paragraph 7 hereof and the portions of paragraph 10 hereof that would otherwise prohibit Employee from contacting customers and prospective customers of Employer shall no longer apply to Employee. For purposes of this Agreement, Substantial Breach shall be deemed to mean (i) the non-payment of amounts due to Employee hereunder (and not cured within applicable notice and cure periods), (ii) termination of Employee without "cause" hereunder, or (iii) relocation of the primary business offices of Employer which causes Employee to have to relocate out of the Tulsa, Oklahoma, metro area.

          9.  OWNERSHIP OF PRODUCTS, ETC.  Employee hereby acknowledges and
              --------------------------
agrees that any intellectual property, invention (whether patentable, subject to copyright or trademark protection or otherwise), process, application, device, product, production procedure, publication, marketing or product, or other idea (all referred to herein as "Intellectual Property") which shall have been conceived, commenced, or developed by Employee, in whole or in part, at any time during Employee's full-time employment with Employer prior to the date hereof or during the term of this Agreement shall be the sole and exclusive property of Employer, and Employee shall not be entitled to any additional or special compensation in connection with any such item. It is acknowledged that Employer would be irreparably harmed if Employee should breach the provisions of this paragraph. Accordingly, Employer is granted the right of specific performance to enforce the provisions of this paragraph.

          10.  CONFIDENTIALITY.  Employee covenants and agrees that Employee
               ---------------
shall not, during or subsequent to Employee's employment with Employer, divulge, furnish, disclose or make accessible to any person or company, any knowledge or information, techniques, customer or client information, processes, promotional idea, trade secrets, prospective customer information, plans, devices, or material with respect to any secret, confidential or sensitive research or development work, promotions, business plans, designs, services, products or production methods of Employer or T/SF (or their successors and assigns) or with respect to any other secret, confidential or sensitive aspect of the business of Employer or T/SF (or their successors and assigns), except as may be necessary in the furtherance and conduct of Employer's or T/SF's (or their successor's and assign's) business as an employee of Employer for the period Employee is so employed. Provided, however, that the restrictions on disclosure in this subparagraph shall not apply with respect to any of the above-described knowledge, information, documents or ideas to the extent that the same shall have become known to the trade or public pursuant to disclosure (a) by sources other than Employee (and for which Employee is not directly or indirectly responsible), or (b) by Employee, Employer and/or other employees of Employer or its representatives in the course of the "auction" and sale of Employer which commenced in 1996, as described in paragraph 11 below.

          11.  SALE OF EMPLOYER.  As noted in the Recitals, on November 18,
               -----------------
1996, T/SF announced that it had engaged Prudential Securities Incorporated to explore strategic alternatives, including the possible sale, with respect to Employer. If and to the extent that a change in control of Employer (meaning a transaction which results in T/SF, T/SFIC (the direct parent of Employer), or the stockholders of T/SF immediately prior to such transaction, not controlling more than 50% of the voting capital stock of Employer, either directly or indirectly) occurs during 1997, the following additional rights and obligations shall apply:

          A. Employee is the owner of certain stock options issued under the 1994 Incentive Stock Plan of T/SF with respect to shares of Common Stock of T/SF, as follows:

             Date of Grant   Date of Option                   Number of
               of Option        Vesting        Option Price     Shares
             -------------   --------------    ------------   ---------

                1/25/94          1/97             $ 4.250       22,500
                3/18/96          3/99             $13.875       10,000

With respect to all such options, upon a change in control of Employer (or immediately prior thereto if necessary to meet the obligations of Employer and T/SF hereunder), the following shall apply:

       (i) All options shall be deemed vested in Employee, regardless of any other terms of such options; and

      (ii) Subject to the reasonable consent of Employee, such options shall be converted to other securities, options or cash of a value equal to the then "premium" in such options on the date immediately preceding the closing of the change in control transaction. For purposes hereof, the option "premium" is equal to the fair value of a share of T/SF Common Stock less the applicable option price. For purposes hereof, the "fair value" of T/SF Common Stock shall be based on the average closing price of the Common Stock on the American Stock Exchange for the ten trading days preceding the valuation date.

          B. The termination provisions of paragraph 8 shall be amended by the addition of the following subparagraph (f):

          "(f) If Employee's employment with Employer is terminated for any reason other than as provided in paragraphs 8(a), (b) or (d) hereof, Employee shall be entitled to a severance payment of base salary at the then current monthly rate for the greater of twelve months or the remaining term of this Agreement. This severance provision shall continue for as long as Employee is employed by Employer, shall survive the end of the term of this Agreement and shall also be deemed to apply to a termination by Employee pursuant to paragraph 8(c) hereof."

          C. Upon the closing of a change of control transaction affecting Employer, Employee shall be paid a sum equal to 0.5 x 1% of the "sale price" in any such transaction plus an amount equal to the following:

          X = 10,000 x $(A-23)

               X = amount due to Employee
               A = average closing price of T/SF Common Stock on the American
                  Stock Exchange for the ten trading days preceding a closing of the change in control transaction.

For purposes hereof, the "sale price" shall be the fair value of all consideration actually received by T/SF, T/SFIC or the stockholders of T/SF in such transaction; provided, that if less than 100% of Employer is affected by the change in control, e.g., the stockholders of T/SF or T/SF retain an interest, directly or indirectly, in Employer, the amount due Employee under this provision shall be based on an equivalent value of the consideration received for the portion of Employer sold or transferred increased to the equivalent value for 100% of Employer.

          The following example will serve to illustrate this provision:

          Assumptions:

          .  T/SFIC sells 75% of Employer in 1997 for $50,000,000 in cash.
          . The average closing price of T/SF stock for the ten trading days preceding closing was $33.00.

          Employee would receive the following:

               0.5 x 1% X ($50,000,000 / 0.75) = $333,333.33
                                      plus
               10,000 x $(33 - 23) =             $100,000.00
                                                 -----------
                         Total                    $433,333.33

If the change of control transaction is part of a transaction in which at least 80% of the operating subsidiaries of T/SF also have a change of control, the provisions of this subparagraph 11C shall not apply and no bonus hereunder would be due to Employee by reason of such transaction.

          D. If there is no change in control transaction affecting Employer in 1997, Employer reserves the right to terminate this Employment Agreement with no continuing obligation to Employee (including, without limitation, under this paragraph 11) by written notice to Employee stating that Employer and/or T/SF have abandoned the effort to sell or otherwise effect a transaction with respect to Employer. In the event of any such termination, Employee's employment shall revert to an "at will" arrangement equivalent to that in effect prior to the entering to of this Employment Agreement, subject to any other agreement then entered into between Employer and Employee.

          12.  MISCELLANEOUS.
               -------------

               (a) This Agreement shall not be assignable by either Employer or Employee except upon their mutual written consent, except that this Agreement may be assigned by Employer to a buyer of substantially all of the assets of Employer who agrees to assume the obligations of Employer and to recognize and honor the rights of Employee hereunder.

               (b) If any of the covenants or agreements contained herein, or any part hereof, is held to be unenforceable for any reason, the remainder of this Agreement shall be construed as if such provision or part thereof was not included herein. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in force and effect to the extent not held invalid or unenforceable.

               (c) This Agreement shall be interpreted and enforced in accordance with the laws of the State of Oklahoma with respect to agreements made and to be performed in such state.

               (d) This Agreement constitutes the entire understanding of the parties with respect to the employment of Employee and supersedes all prior written or oral agreements between and/or among T/SF, Employer and Employee with respect to the subject matter hereof. This Agreement may not be amended, except by a written amendment executed by both Employee and Employer.

               (e) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

               (f) This Agreement shall be binding upon Employer and Employee, and, to the extent herein provided, shall inure to the benefit of Employer, T/SF and Employee and their or his respective successors and permitted assigns, heirs and legal representatives.

               (g) Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally, or sent by registered, certified mail or overnight air courier, as follows:

               IF TO EMPLOYER, TO:
               Transportation Information Services, Inc.
               c/o T/SF Communications Corporation
               Attention:  Howard G. Barnett, Jr.
               2407 East Skelly Drive
               Tulsa, Oklahoma  74105


               AND IF TO EMPLOYEE, TO:
               Richard A. Wimbish, President
               Transportation Information Services, Inc.
               Suite 200, Grant Building
               4110 S. 100th East Avenue
               Tulsa, OK 74146

     Or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the third (3rd) day after the day it is so placed in the mail.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                    TRANSPORTATION INFORMATION
                                    SERVICES, INC.



    /s/ Richard A. Wimbish          By:      /s/ Howard G. Barnett, Jr.
---------------------------------      -----------------------------------------
        Richard A. Wimbish                       Howard G. Barnett, Jr.
                                         Chairman and Chief Executive Officer
          "Employee"                                  "Employer"

     T/SF Communications Corporation and T/SF Investment Co. hereby unconditionally guarantee the full and prompt performance of all obligations of Transportation Information Services, Inc. under this Employment Agreement, and otherwise agree to be bound by the terms hereof to the extent applicable to them. This guarantee shall expire and be null and void upon any change in control transaction affecting Employer.

                              T/SF COMMUNICATIONS CORPORATION



                              By:         /s/ Howard G. Barnett, Jr.
                                 -----------------------------------------------
                                              Howard G. Barnett, Jr.
                                     President and Chief Executive Officer


                              T/SF INVESTMENT CO.



                              By:             /s/ J. Gary Mourton
                                 -----------------------------------------------
                                                  J. Gary Mourton
                                                     President